Exhibit 3.1

TEXT OF AMENDMENT
OF
ARTICLES OF INCORPORATION
OF
ECHOSTAR DBS CORPORATION
(Amended Pursuant to Colorado Revised Statutes 7-90-301 et seq. and 7-110-106)

1. The First Article of the Articles of Incorporation is hereby amended to provide as follows:

“The name of the corporation is DISH DBS Corporation.”